Exhibit 99.1
Peerless Mfg. Co. Announces Two-For-One Stock Split
     DALLAS, May 4, 2007 — Peerless Mfg. Co. (Nasdaq: PMFG) announced today that its board of directors has approved a two-for-one stock split of its outstanding common stock for shareholders of record at the close of business on May 18, 2007. The stock split will be effected in the form of a stock dividend, which will be issued on June 7, 2007. The Company will have approximately 6.4 million shares of common stock outstanding after the stock split.
     Peter J. Burlage, the Company’s President and Chief Executive Officer, stated “The Board’s decision to approve this stock split is in response to our financial performance and our confidence in the Company’s outlook. We believe the stock split will improve the liquidity of our common stock.”
     About Peerless Mfg. Co.
     Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company, headquartered in Dallas, Texas, markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
     Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in such forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
SOURCE Peerless Mfg. Co.
Peter J. Burlage, Chief Executive Officer, or Henry G. Schopfer, Chief Financial
Officer, both of Peerless Mfg. Co., +1-214-353-5545, or fax, +1-214-351-4172
http://www.peerlessmfg.com